UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2016

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission

File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2016, W&T Offshore, Inc.’s (the “Company”) obligations under a support agreement (the “Support Agreement”) with certain holders (the “Supporting Noteholders”) of the Company’s outstanding 8.500% Senior Notes due 2019 (the “Existing Notes”) became effective. In connection with effectiveness of the Support Agreement, the Company commenced an offer to exchange (the “Exchange Offer”) all of the Existing Notes for up to (i) 62,100,000 shares of common stock, par value $0.00001 per share, of the Company (the “Shares”), (ii) $202.5 million aggregate principal amount of its new Senior Second Lien PIK Toggle Notes due 2020 (the “New Second Lien Notes”) and (iii) $180.0 million aggregate principal amount of its new Senior PIK Toggle Notes due 2021 (the “New Unsecured Notes,” together with the New Second Lien Notes, the “New Notes” and, together with the Shares, the “New Securities”). Pursuant to the Support Agreement, the Supporting Noteholders have agreed to tender in the Exchange Offer, approximately 63.1% of the $900.0 million aggregate principal amount of the outstanding Existing Notes. The Support Agreement became effective and all obligations contained therein became binding on the respective parties thereto upon commencement of the Exchange Offer.

In addition, the Company and certain Supporting Noteholders entered into commitment papers whereby such Supporting Noteholders agreed to provide up to $75,000,000 in additional capital through borrowings under a secured term loan facility to be entered into on or around the same date as the consummation of the Exchange Offer (such term loan financing, the “1.5 Lien Term Loans”).

The consummation of the Exchange Offer is subject to satisfaction of certain conditions precedent, including among others, (a) the valid tender, without withdrawal, of a minimum of 95%, or $855.0 million, of the outstanding aggregate principal amount of Existing Notes by holders as of the expiration date of the Exchange Offer, (b) the requisite consents having been received, without withdrawal, prior to the Expiration Date for purposes of effecting the amendment to the indenture governing the Existing Notes, (c) the requisite approvals by the Company’s shareholders with respect to the proposals presented at the special meeting of the Company’s shareholders, (d) the amendment to the Company’s revolving bank credit facility to permit the consummation of the Exchange Offer and the (e) the consummation of the 1.5 Lien Term Loan. The administrative agent for our revolving bank credit facility has advised us that they have sufficient votes from lenders to approve the amendment, subject to final documentation.

Concurrent with the Exchange Offer, the Company commenced a consent solicitation (the “Consent Solicitation”) for certain proposed amendments (the “Amendments”) to the indenture governing the Existing Notes in order to permit the consummation of the Exchange Offer. The act of tendering Existing Notes pursuant to the Exchange Offer constitutes a consent to the Amendments.

The Support Agreement contains certain representations, warranties and other agreements by the Company and the Supporting Noteholders. The Company’s and Supporting Noteholders’ obligations under the Support Agreement are subject to various customary conditions set forth in the Support Agreement, including the negotiation, execution and delivery of indentures for the New Second Lien Notes and the New Unsecured Notes and other definitive documentation for the Exchange Offer. Accordingly, there can be no assurance if or when the Company will consummate the Exchange Offer and the other transactions contemplated by the Support Agreement. In connection with the Support Agreement, the Supporting Noteholders will receive customary payments, including reimbursement of counsel expenses.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Support Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 8.01	Other Events.

On July 25, 2016, the Company issued a press release announcing the commencement of the Exchange Offer and Consent Solicitation.

The New Securities have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are included as part of this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Form of Support Agreement by and among the Company and the Supporting Noteholders.

99.1	Press release issued by the Company on July 25, 2016 announcing commencement of the Exchange Offer and Consent Solicitation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC.
(Registrant)

Dated: July 25, 2016	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Support Agreement by and among the Company and the Supporting Noteholders.

99.1	Press release issued by the Company on July 25, 2016 announcing commencement of the Exchange Offer and Consent Solicitation.

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